EXHIBIT 10.1

EXECUTION COPY

COOPERATION AGREEMENT

This COOPERATION AGREEMENT is made and entered into as of April 27, 2016 (the “Agreement”) by and among Rentech, Inc., a Colorado corporation (the “Company”), each of the parties listed on Exhibit A hereto (each, an “Investor” and collectively, the “Investors”) and, with respect to Section 1(b), Kevin Rendino.  The Company, the Investors and, with respect to Section 1(b), Kevin Rendino, are referred to herein as the “Parties.”

WHEREAS, the Investors beneficially own the number of shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”) listed on Exhibit A hereto;

WHEREAS, on December 28, 2015, Lone Star Value Management, LLC and certain affiliates (“Lone Star Value”) delivered a letter to the Company expressing an intention to nominate two director candidates (the “Nomination Letter”) for election to the Company’s Board of Directors (the “Board”) at the Company’s 2016 annual meeting of shareholders (including any adjournment thereof, the “2016 Annual Meeting”); and

WHEREAS, the Company and the Investors have reached an agreement with respect to certain matters related to the 2016 Annual Meeting, including the Nomination Letter, and certain other matters, as provided in this Agreement.

NOW, THEREFORE, in consideration of the premises and mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto hereby agree as follows:

Section 1.Settlement Covenants.

(a)Election of Additional Director.  The Investors and the Company hereby acknowledge and agree that:

(i)The Board will, promptly after the execution of this Agreement, take all necessary actions to appoint Kevin Rendino as a director (the “Additional Director”) to serve in the class of directors with a term expiring at the 2017 annual meeting of shareholders (including any adjournment thereof, the “2017 Annual Meeting”).  The Additional Director will be appointed to serve on each of the Finance Committee of the Board and the Compensation Committee of the Board, provided that, the Board may revise its committee memberships, including those of the Additional Director, after the Company’s 2016 annual meeting.

(ii)Upon execution of this Agreement, the Investors hereby irrevocably withdraw the Nomination Letter.

(b)Director Fiduciary Duties; Duty of Confidentiality.   The Investors agree that they will not, and will cause their Affiliates and Associates (as defined below) not to, seek to obtain confidential information of the Company from the Additional Director and (ii) the Additional Director agrees to preserve the confidentiality of the Company’s business and information, including, but not limited to, discussions, determinations and other matters considered in meetings of the Board and Board committees and with Company officers and employees, and will enter into a confidentiality agreement consistent with those entered into by other non-employee directors of the Company and adhere to, among other things, all confidentiality-related requirements included in the policies, codes and guidelines of and relating to the Company.

(c)The Company agrees that if the Additional Director is unable to serve as a director, resigns as a director or is removed during the Standstill Period (as defined in Section 2 below), then the Investors shall have the ability to make a non-binding recommendation of a substitute person; provided that any substitute person recommended by the Investors shall qualify as “independent” pursuant to Nasdaq Stock Market listing standards, and have relevant financial and business experience to fill the resulting vacancy.  In the event the Nominating and Corporate Governance Committee (the “Nominating Committee”) does not accept a substitute person recommended by the Investors, provided that the Nominating Committee shall not unreasonably withhold its consent with respect to any substitute person, the Investors will have the right to make additional non-binding recommendation(s) of a substitute person(s) for consideration by the Nominating Committee, provided that the Nominating Committee shall not unreasonably withhold its consent with respect to any substitute person. Upon the approval of a replacement director nominee by the Nominating Committee and by the Board acting in good faith, the Board will take such actions as to appoint the replacement director to the Board no later than five business days after the Nominating Committee recommendation of such replacement director, and if consistent with the Board’s fiduciary duties, the Board will take such actions as to appoint such replacement director to the Board.

Section 2. 2016 Annual Meeting.

(a)The Company agrees to use its reasonable best efforts to hold the 2016 Annual Meeting no later than July 1, 2016.

(b)At the 2016 Annual Meeting, the Investors agree to vote by proxy and vote all shares of Common Stock beneficially owned by each Investor and its Affiliates (i) in favor of the election of directors nominated by the Board, (ii) in accordance with the Board’s recommendation with respect to the ratification of the Company’s independent registered public accounting firm for the current fiscal year, and (iii) in accordance with the recommendation of Institutional Shareholder Services (“ISS”) with respect to any other matter put to a shareholder vote at the 2016 Annual Meeting.  Such proxy shall be voted in accordance with this Agreement as soon as practicable after receipt by each Investor.

(c)The Company agrees that the only proposals that may be presented by the Company for consideration at the 2016 Annual Meeting include (i) election of directors, and (ii) ratification of the Company’s independent registered public accounting firm for the current fiscal year.

Section 3.Standstill.

(a)Each Investor agrees that, from the date of this Agreement until the expiration of the Standstill Period, neither it nor any of its Affiliates or Associates will, and it will cause each of its Affiliates and Associates not to, directly or indirectly, in any manner, acting alone or in concert with others:

(i)submit any shareholder proposal (pursuant to Rule 14a-8 promulgated by the Securities and Exchange Commission (the “SEC”) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) or otherwise) or any notice of nomination or other business for consideration, or nominate any candidate for election to the Board (including by way of Rule 14a-11 of Regulation 14A), other than as expressly permitted by this Agreement;

(ii)engage in, directly or indirectly, any “solicitation” (as defined in Rule 14a-1 of Regulation 14A) of proxies (or written consents) or otherwise become a “participant in a solicitation” (as such term is defined in Instruction 3 of Schedule 14A of Regulation 14A under the Exchange Act) in opposition to the recommendation or proposal of the Board, or recommend or request or induce or attempt to induce any other person to take any such actions, or seek to advise, encourage or influence any other person with respect to the voting of the Common Stock (including any withholding from voting) or grant a proxy with respect to the voting of the Common Stock or other voting securities to any person other than to the Board or persons appointed as proxies by the Board;

(iii)seek to call, or to request the call of, a special meeting of the Company’s shareholders, or make a request for a list of the Company’s shareholders or for any books and records of the Company;

(iv)form, join in or in any other way participate in a “partnership, limited partnership, syndicate or other group” within the meaning of Section 13(d)(3) of the Exchange Act with respect to the Common Stock or deposit any shares of Common Stock in a voting trust or similar arrangement or subject any shares of Common Stock to any voting agreement or pooling arrangement, other to the extent such a group may be deemed to result with the Company or any of its Affiliates of Associates as a result of this Agreement;

(v)vote for any nominee or nominees for election to the Board, other than those nominated or supported by the Board;

(vi)except as specifically provided in Section 1(a)(i) of this Agreement, seek to place a representative or other Affiliate, Associate or nominee on the Board or seek the removal of any member of the Board or a change in the size or composition of the Board;

(vii)acquire or agree, offer, seek or propose to acquire, or cause to be acquired, ownership (including beneficial ownership) of any of the assets or business of the Company or any rights or options to acquire any such assets or business from any person;

(viii)other than at the direction of the Board, publicly seek, propose, or make any public statement with respect to, or solicit, or negotiate with, any person with respect to, a merger, consolidation, acquisition of control or other business combination, tender or exchange offer, purchase, sale or transfer of substantially all assets or securities, dissolution, liquidation, reorganization, change in structure or composition of the Board, change in capital structure, recapitalization, dividend, share repurchase or similar extraordinary transaction involving the Company, its subsidiaries or its business, whether or not any such transaction involves a change of control of the Company;

(ix)acquire, announce an intention to acquire, offer or propose to acquire, or agree to acquire, directly or indirectly, by purchase or otherwise, beneficial ownership of any (A) interests in any of the Company’s indebtedness or (B) Common Stock of the Company representing in the aggregate (amongst the Investors and their Affiliates and Associates) in excess of the lesser of (x) 14.99% of the Company’s outstanding Common Stock or (y) for so long as the Company’s Tax Benefit Preservation Plan (the “Plan”) shall remain in place, such lower percentage as the Company shall advise the Investors in writing no later May 4, 2016 represents the maximum exemption that the Company believes it can provide, after consultation with its tax advisors, while maintaining the Company’s cumulative ownership shift as calculated pursuant to Section 382 of the Internal Revenue Code and the regulations promulgated thereunder from exceeding 40% in the aggregate; provided, however, that nothing herein shall prevent the Investors from confidentially seeking a waiver to acquire in excess of the limitation otherwise imposed by this subsection (ix);

(x)disclose publicly, or privately in a manner that could reasonably be expected to become public, any intention, plan or arrangement inconsistent with the foregoing;

(xi)take any public action challenging the validity or enforceability of any provisions of this Section 3, (provided, that the Lone Star Value Stockholders may make requests to the Board to amend, modify or waive any provision of this Section 3 provided that such requests are made on a confidential basis in a manner that will not require public disclosure thereof by the Company); or

(xii)enter into any agreement, arrangement or understanding concerning any of the foregoing (other than this Agreement) or encourage or solicit any person to undertake any of the foregoing activities.

(b)As used in this Agreement:

(i)the terms “Affiliate” and “Associate” shall have the respective meanings set forth in Rule 12b-2 promulgated by the SEC under the Exchange Act; the terms “beneficial owner” and “beneficial ownership” shall have the same meanings as set forth in Rule 13d-3 promulgated by the SEC under the Exchange Act; and the terms “person” or “persons” shall mean any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization or other entity of any kind or nature;

(ii)the term  “Standstill Period” shall mean the period commencing on the date of this Agreement and ending on the earlier to occur of (x) the day following the completion of the Company’s 2017 Annual Meeting or (y) the date that is 15 days prior to the last date that a shareholder may properly notify the Company that it intends to nominate a candidate for election as a director at the 2017 Annual Meeting (such date, the “Nomination Deadline”) if, with respect to this clause (y) the Company has not notified Lone Star Value in writing at least 30 days prior to the Nomination Deadline that the Company will nominate the Additional Director for reelection at the 2017 Annual Meeting.

(iii)the term “beneficial ownership” of shares shall mean shares “beneficially owned” within in the meaning afforded such term by Regulation 13d-3 promulgated under the Exchange Act.

Section 4.Representations and Warranties of the Company.  The Company represents and warrants to the Investors that (a) the Company has the corporate power and authority to execute the Agreement and to bind it thereto, (b) this Agreement has been duly and validly authorized, executed and delivered by the Company, constitutes a valid and binding obligation and agreement of the Company, and is enforceable against the Company in accordance with its terms, except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws generally affecting the rights of creditors and subject to general equity principles and (c) the execution, delivery and performance of this Agreement by the Company does not and will not violate or conflict with (i) any law, rule, regulation, order, judgment or decree applicable to it, or (ii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both could become a default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, any organizational document, or any material agreement, contract, commitment, understanding or arrangement to which the Company is a party or by which it is bound.

Section 5.Representations and Warranties of the Investors.  Each Investor, on behalf of itself, represents and warrants to the Company that (a) as of the date hereof, such Investor beneficially owns only the number of shares of Common Stock as described opposite its name on Exhibit A and Exhibit A includes all Affiliates of any Investors that own any securities of the Company beneficially or of record, (b) this Agreement has been duly and validly authorized, executed and delivered by such Investor, and constitutes a valid and binding obligation and agreement of such Investor, enforceable against such Investor in accordance with its terms, except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws generally affecting the rights of creditors and subject to general equity principles, (c) such Investor has the authority to execute the Agreement on behalf of itself and the applicable Investor associated with that signatory’s name, and to bind such Investor to the terms hereof and (d) the execution, delivery and performance of this Agreement by such Investor does not and will not violate or conflict with (i) any law, rule, regulation, order, judgment or decree applicable to it, or (ii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both could become a default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, any organizational document, agreement, contract, commitment, understanding or arrangement to which such member is a party or by which it is bound.

Section 6.Mutual Non-Disparagement.

(a)Each Party agrees that, during the Standstill Period, neither it nor any of its Affiliates or Associates will, and it will cause each of its Affiliates and Associates not to,

directly or indirectly, in any capacity or manner, make, express, transmit speak, write, verbalize or otherwise communicate in any way (or cause, further, assist, solicit, encourage, support or participate in any of the foregoing), any remark, comment, message, information, declaration, communication or other statement of any kind, whether verbal, in writing, electronically transferred or otherwise, that might reasonably be construed to be derogatory or critical of, or negative toward, the Party or any of its directors, officers, Affiliates, subsidiaries, employees, agents or representatives (collectively, the “Representatives”), or that reveals, discloses, incorporates, is based upon, discusses, includes or otherwise involves any confidential or proprietary information of the Party or its subsidiaries or Affiliates, or to malign, harm, disparage, defame or damage the reputation or good name of the Party, its business or any of its Representatives.

(b)Notwithstanding the foregoing, nothing in this Section 7 or elsewhere in this Agreement shall prohibit any Party from making any statement or disclosure required under the federal securities laws or other applicable laws; provided, that such Party must provide written notice to the other Parties at least two business days prior to making any such statement or disclosure required by under the federal securities laws or other applicable laws that would otherwise be prohibited the provisions of this Section 6, and reasonably consider any comments of such other Parties.

Section 7.Public Announcements.  Promptly following the execution of this Agreement, the Company shall file a Form 8-K, in substantially the form attached hereto as Exhibit B (the “Mutual Announcement”), announcing certain terms of this Agreement.

Section 8.Specific Performance.  Each of the Investors, on the one hand, the Company, on the other hand, and, with respect to Section 1(b), the Additional Investor, acknowledges and agrees that irreparable injury to the other Party hereto may occur in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached and that such injury would not be adequately compensable in monetary damages.  It is accordingly agreed that the Parties hereto (the “Moving Party”), shall each be entitled to specific enforcement of, and injunctive or other equitable relief to prevent any violation of, the terms hereof, and the other party hereto will not take action, directly or indirectly, in opposition to the Moving Party seeking such relief on the grounds that any other remedy or relief is available.

Section 9.Notice.  Any notices, consents, determinations, waivers or other communications required or permitted to be given under the terms of this Agreement must be in writing and will be deemed to have been delivered: (i) upon receipt, when delivered personally; (ii) upon receipt, when sent by facsimile (provided confirmation of transmission is mechanically or electronically generated and kept on file by the sending party); or (iii) one (1) business day after deposit with a nationally recognized overnight delivery service, in each case properly addressed to the party to receive the same. The addresses and facsimile numbers for such communications shall be:

To the Company:

Rentech, Inc.
10877 Wilshire Boulevard, 10th Floor
Los Angeles, CA 90024
Fax No.: (310) 208-7165
E-mail:  cmorris@rentk.com
Attention:  Colin Morris

with a copy to (which shall not constitute notice):

Latham & Watkins LLP
140 Scott Drive
Menlo Park, CA 94025
Fax No.: (650) 463-2600
E-mail:  tony.richmond@lw.com
Attention:  Anthony J. Richmond

To the Investors:

Lone Star Value Management, LLC

531 Forest Avenue, 1st Floor

Old Greenwich, CT 06870

Facsimile: (203) 990-0727

Email: je@lonestarvm.com

Attention: Jeff Eberwein

with a copy to (which shall not constitute notice):

Olshan Frome Wolosky LLP

1325 Avenue of the Americas

New York, NY 10019

Facsimile: (212) 451-2222

Email: swolosky@olshanlaw.com

acrawford@olshanlaw.com

Attention: Steve Wolosky

Aneliya S. Crawford

Section 10.Governing Law.  This Agreement shall be governed by, and construed in accordance with, the Law of the State of Colorado, without regard to conflict of law principles thereof.

Section 11.Exclusive Jurisdiction.  Each Party to this Agreement (i) irrevocably and unconditionally submits to the personal jurisdiction of the state courts of the State of Colorado and the federal courts of the United States of America located in the State of Colorado, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (iii) agrees that any actions or proceedings arising in connection with this Agreement or the transactions contemplated by this Agreement shall be brought, tried and determined only in the state and federal courts for or in the State of Colorado, (iv) waives any claim of improper venue or any claim that those courts are an inconvenient forum and (v) agrees that it will not bring any action relating to this Agreement or the transactions contemplated hereunder in any court other than as specified in clause (iii) of this Section 12.

Section 12.Waiver of Jury Trial.  EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED AND UNDERSTANDS THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 13.

Section 13.Entire Agreement.  This Agreement constitutes the full and entire understanding and agreement among the Parties with regard to the subject matter hereof, and supersedes all prior agreements with respect to the subject matter hereof.

Section 14.Receipt of Adequate Information; No Reliance; Representation by Counsel.  Each Party acknowledges that it has received adequate information to enter into this Agreement, that is has not relied on any promise, representation or warranty, express or implied not contained in this Agreement and that it has been represented by counsel in connection with this Agreement.  Accordingly, any rule of law or any legal decision that would provide any party with a defense to the enforcement of the terms of this Agreement against such party shall have no application and is expressly waived.  The provisions of the Agreement shall be interpreted in a reasonable manner to effect the intent of the Parties.

Section 15.Each Party shall be responsible for its own fees and expenses incurred in connection with the negotiation, execution and effectuation of this Agreement and the transactions contemplated hereby and leading up to it; provided, however, that the Company shall reimburse the Investors for their reasonable, documented fees and expenses in connection with their participation in the foregoing matters, all in an aggregate amount not to exceed $30,000.

Section 16.Severability.  If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree shall remain in full force and effect to the extent not held invalid or unenforceable.  The Parties further agree to replace such invalid or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the purposes of such invalid or unenforceable provision.

Section 17.Amendment.  This Agreement may be modified, amended or otherwise changed only in a writing signed by the Company and the Investors, except that Section 1(b) may be modified, amended or otherwise changed only in a writing signed by all of the Parties.

Section 18.Successors and Assigns; No Third Party Beneficiaries.  This Agreement shall bind the successors and permitted assigns of the Parties, and inure to the benefit of any successor or permitted assign of any of the parties; provided, however, that no party may assign this Agreement without the prior written consent of the other Parties.  No provision of this Agreement is intended to confer any rights, benefits, remedies, obligations, or liabilities hereunder upon any person other than the Parties hereto and their respective successors and assigns.

Section 19.Counterparts.  This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.  This Agreement shall become effective when each Party hereto shall have received a counterpart hereof signed by the other Parties hereto.  Counterparts delivered by electronic transmission shall be deemed to be originally signed counterparts.

(Signature page follows)

IN WITNESS WHEREOF, the Parties hereto have duly executed and delivered this Agreement as of the date first above written.

RENTECH, INC.

By:	/s/ Colin Morris
Name:	Colin Morris
Title:	Senior Vice President

[Cooperation Agreement Signature Page]

ADDITIONAL INVESTOR

As to Section 1(b) only:

__/s/ Kevin Rendino__________

Kevin Rendino

INVESTORS:

Lone Star Value Investors, LP

By:	Lone Star Value Investors GP, LLC General Partner

By:	/s/ Jeffrey Eberwein
	Name:	Jeffrey E. Eberwein
	Title:	Manager

Lone Star Value Investors GP, LLC

By:	/s/ Jeffrey Eberwein
	Name:	Jeffrey E. Eberwein
	Title:	Manager

Lone Star Value Management, LLC

By:	/s/ Jeffrey Eberwein
	Name:	Jeffrey E. Eberwein
	Title:	Sole Member

/s/ Jeffrey Eberwein
Jeffrey E. Eberwein

[Cooperation Agreement Signature Page]

EXHIBIT A

Investor	Shares of Common Stock Beneficially Owned

Lone Star Value Investors, LP	801,000
Lone Star Value Investors GP, LLC	801,000
Lone Star Value Management, LLC	951,000
Jeffrey E. Eberwein	951,000

Total	951,000

EXHIBIT B

Form 8-K Filing